EXHIBIT 10(i)

WAL*MART STORES

Stock Incentive Plan

Notice of Non Qualified Stock Option Grant

Name	Social Security Number	Department
«Name»	«Social»	«Department»

Grant Date	Shares Granted	Price per Share	Expiration Date
«GrantDate»	«SharesGranted»	«PricePerShare»	«ExpirationDate»

Grant of Option: You have been granted an option to purchase up to the above-designated number of shares of Common Stock of Wal-Mart Stores, Inc., (“Shares”) at the designated price per Share, on or before the designated Expiration Date, subject to the terms of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005, as amended from time to time. Capitalized terms used in the notice have the same meanings as in the Plan.

Vesting. This Option shall cumulatively vest and become exercisable as follows, except that no Options shall vest after you cease to be an associate of the company for any reason whatsoever other than on account of death in which case all Options shall immediately vest. The unexercised portion of each vested installment may be accumulated from year to year.

Shares Vesting	Date
«Vest1»	«Date1»
«Vest2»	«Date2»
«Vest3»	«Date3»
«Vest4»	«Date4»
«Vest5»	«Date5»

«TotalShrGranted»	Total

Time to Exercise Vested Options: You may exercise all or any portion of your vested Options only (i) while you are employed by the Company, or (ii) within 3 months after termination of employment, or (iii) within one year after death if you die before otherwise terminating employment or within 3 months thereafter. However, in no event shall this Option be exercisable (a) after the Expiration Date, (b) during any administrative suspension, or (c) if your employment was terminated for cause.

Payment of Exercise Price: You must pay the Option price in full in any one or a combination of the following, subject to the approval of the Committee: (i) through a broker-dealer selected by you to whom you have submitted an irrevocable exercise notice including an irrevocable instruction to deliver the Option price promptly to the Company by check or wire transfer; (ii) by cash, check, or wire transfer; or (iii) in unencumbered Shares which you have held for at least 6 months.

Tax Withholding: The Company’s required federal, state and local tax withholding must be satisfied when you exercise an Option by any one or a combination of the following means: (i) by cash, check, or wire transfer; (ii) withholding of Shares otherwise deliverable to you as a result of the exercise of an Option; or (iii) in unencumbered Shares, which have been held for at least six months. All Shares shall be valued at their Fair Market Value as of the date the withholding tax obligation arises.

Successors Bound by this Notice: This Notice and the terms of the Plan bind you and your heirs, personal representatives, successors and assigns.

Arkansas Law Governs this Notice: This Notice shall be governed by and interpreted according to Arkansas law.